EXHIBIT 10.11

FIRST AMENDMENT TO
UPDATED TERM SHEET

THIS FIRST AMENDMENT TO UPDATED TERM SHEET (this “First Amendment”), dated as of April 28, 2018 and effective as of the Amendment Effective Date (as defined below) is entered into by and between T-Mobile US, Inc. (the “Company”) and Michael Sievert (“Executive”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Term Sheet (as defined below).
RECITALS
WHEREAS, the Company and Executive are parties to that certain Updated Compensation Term Sheet, dated as of January 1, 2017 (the “Term Sheet”), which sets forth the terms and conditions of Executive’s employment as Chief Operating Officer of the Company;
WHEREAS, the Company anticipates entering into a Business Combination Agreement with Sprint Corporation and certain other parties named therein (the “BCA”) on or around April 29, 2018; and
WHEREAS, in connection with the Company’s entrance into the BCA, effective as of the date on which the BCA is fully executed (the “Amendment Effective Date”), the Company and Executive mutually desire to amend the Term Sheet as set forth herein.
NOW, THEREFORE, in consideration of Executive’s continued service with the Company, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, effective as of the Amendment Effective Date, the Company and Executive hereby agree as follows:
AMENDMENT

1.
The references to “Chief Operating Officer (“COO”) of the Company” in Attachment A and in the Sections entitled “General” and “Position” in the Term Sheet are hereby deleted and replaced with “President and Chief Operating Officer (“COO”) of the Company”.

2.	The following is hereby added as the last sentence of the Section entitled “Position” in the Term Sheet:

“Upon the Closing of the Transaction (each as defined below), you will serve as President and COO of the principal entity resulting from the Transaction (such principal entity, “NewCo”).”

3.	The following is hereby added as the second sentence of the first bullet point under the Section entitled “Compensation - Salary”:

“Effective as of the Amendment Effective Date, your annual rate will increase to $1,200,000 per year.”

4.	The following is hereby added as the second sentence of the first bullet under the Section entitled “Compensation - Long-Term Incentive (LTI)”:

“Effective as of the Amendment Effective Date, with the next annual LTI award after such date anticipated to be granted in February 2019, your annual LTI award target value (as determined by the Compensation Committee or the Section 16 Subcommittee of the Company’s Board of Directors) will automatically increase to $10,350,000.”

5.	The following is hereby added as the last paragraph of the Section entitled “Compensation” in the Term Sheet:

“Transaction PRSUs:

•
Effective as of the Amendment Effective Date, the Company will grant to you, under the Plan, a one-time award of performance-based restricted stock units (“PRSUs”) with respect to a number of shares of Company common stock equal to the quotient of $20,000,000 divided by the volume weighted average price of the Company’s common stock over the 90 calendar-day period ending with (and including) April 27, 2018, rounded up to the nearest whole share (the “Transaction PRSUs”).

•
The Transaction PRSUs will be subject to substantially the same terms and conditions applicable to the award of PRSUs granted to you on February 15, 2018, except that: (i) 50% of the Transaction PRSUs shall be eligible to vest upon the earlier of (x) the closing (the “Closing”) of the transactions (collectively, the “Transaction”) contemplated by the BCA and (y) the third (3rd) anniversary of the Grant Date, and (ii) the remaining 50% of the Transaction PRSUs shall be eligible to vest on the third (3rd) anniversary of the Grant Date. Vesting of the Transaction PRSUs shall be based on the Company’s total shareholder return relative to the Company’s peer group during the applicable performance period, subject to your continued employment through the applicable vesting date, and further subject to accelerated vesting upon certain terminations of your employment in accordance the Section entitled “Severance” below and the Transaction PRSU award agreement (and any other applicable Company plan or arrangement in which you participate). In addition, for purposes of determining the level of attainment of the total shareholder return performance goals applicable to the Transaction PRSUs, the Company’s and each peer company’s share price shall equal (x) as of the grant date, the volume weighted average price of the Company’s (or such peer company’s) common stock over the 90 calendar-day period ending with (and including) April 27, 2018, (y) as of the Closing, the average closing price of the Company’s (or such peer company’s) common stock over the thirty (30) calendar days immediately following the Closing, and (z) as of the third (3rd) anniversary of the Grant Date, the average closing price of the Company’s (or such peer company’s) common stock over the 30 calendar-day period ending on such third (3rd) anniversary.”

6.
The first sentence of the Section of the Term Sheet entitled “Severance” (including the three bullet points and three sub-bullet points thereafter) is hereby amended and restated in its entirety as follows:

“If you are terminated by the Company other than for cause or are constructively discharged (each, a “qualifying termination”), the Company will pay or provide to you the following, conditioned on the release requirement provided below:

•
The Company will pay you an amount equivalent to two times the sum of (i) the annual base salary and (ii) Target STI for which you are eligible, payable in a single cash payment (less required tax withholdings) no later than 74 days following such qualifying termination; plus

•
The Company will pay you any STI for the last completed fiscal year of the Company preceding the termination date that is unpaid as of the termination date, irrespective of whether you are employed on the normal payment date, payable in a single cash payment (less required tax withholdings) no later than 74 days following such qualifying termination; plus

•
The Company will pay you a pro rata STI award for the fiscal year of the Company in which the qualifying termination occurs, based on the number of days in the fiscal year through the date of the qualifying termination divided by 365 and based on actual performance results for the fiscal year, payable no later than March 15 following the end of the fiscal year; plus

•
During the period commencing on the date of your qualifying termination and ending on the earlier of the end of the eighteenth (18th) full calendar month following such termination date or the date on which you become eligible for coverage under a subsequent employer’s group medical and dental plans (in either case, the “COBRA Period”), subject to your valid election to continue healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), the Company will continue to provide to you and your dependents, at the Company’s sole expense, coverage under its group medical and dental plans at the same levels in effect on the termination date; provided, however, that if (i) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (ii) the Company is otherwise unable to continue to cover you or your dependents under its group health plans, or (iii) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to the dollar value of the balance of the Company’s subsidy shall thereafter be paid to you in substantially equal, then-currently-taxable monthly installments over the COBRA Period (or remaining portion thereof). In the event the Company-subsidized portion of the coverage cost paid on you or your dependents’ behalf during the COBRA Period, as described above, would cause you to be taxable on reimbursements under the applicable plans by reason of the application of Section 105(h) of the Code (and the Company is not paying such amounts to you in then-currently-taxable monthly installments as contemplated by the preceding sentence), such Company-subsidized portion of the coverage cost will to be imputed as taxable income to you; plus

•
The Company shall, at its sole expense and on an as-incurred basis, provide you with outplacement counseling services directly related to your qualifying termination, for up to twelve (12) months following the termination date, the provider of which shall be selected by the Company; plus

•
With respect to any then-outstanding LTI or other equity awards awards (including your Transaction PRSUs, Special Award or other equity awards), unless the applicable award agreement provides for better treatment for you:

◦
Each outstanding LTI award that is not subject to any performance vesting condition as of the date of the qualifying termination (each, a “Time-Based Award”), will vest in full (to the extent then-unvsted) on the date on which the release described below becomes effective and irrevocable (the “Release Effective Date”) (and shall remain outstanding and eligible to vest on the Release Effective Date); and

◦
Each outstanding LTI award that is subject to any performance vesting condition as of the date of the qualifying termination (each, a “Performance Award”) will become earned and vested on the Release Effective Date (and shall remain outstanding and eligible to vest on the Release Effective Date) as follows:

▪
A portion of each Performance Award, determined by multiplying (i) the full number of shares or units, as applicable, subject to such Performance Award by (ii) a fraction, the numerator of which equals the number of days elapsed from the commencement of the applicable performance period in effect as of your qualifying termination through (and including) the date of such qualifying termination and the denominator of which equals the total number of days in the applicable performance period, shall vest upon the Release Effective Date based on the actual level of actual performance determined as if the applicable performance period had ended as of the last trading day immediately preceding your termination date, and shall be paid to you no more than sixty (60) days following the Release Effective Date (unless subject to any deferral of earned and vested awards elected by you in accordance with the terms of the applicable LTI award agreement(s), in which case such deferral shall dictate payment timing); and

▪
The remaining portion of each Performance Award, determined by multiplying (i) the full number of shares or units, as applicable, subject to such Performance Award by (ii) a fraction, the numerator of which equals the number of days from the date of your qualifying termination through the end of the applicable performance period in effect as of your qualifying termination and the denominator of which equals the total number of days in the applicable performance period, shall vest upon the Release Effective Date at target, and shall be paid to you no more than sixty (60) days following the Release Effective Date (unless subject to any deferral of earned and vested awards elected by you in accordance with the terms of the applicable LTI award agreement(s), in which case such deferral shall dictate payment timing).

◦
In the event that you fail to execute the release described below in a timely fashion, any portion of a Time-Based Award or Performance Award that has been earned or paid to you after your qualifying termination but before your failure to timely execute the release, you agree that you will have no right, title or interest in such amount earned or paid and that you will cause such amount to be returned immediately to the Company upon notice.”

7.	The definition of “Constructive Discharge” or “Good Reason” set forth on Attachment A of the Term Sheet is hereby amended to add the following as subpart 2(vii) of such definition:

“(vii) you do not become CEO of the Company or NewCo, as applicable, with total target direct compensation that is mutually acceptable to you and the Company or NewCo, as applicable, within six (6) months after the earlier of the date on which the Closing occurs or the date on which the Company publicly announces that the Transaction will not close for any reason (as determined by the Company in its discretion).”

8.
The last sentence of the definition of “Constructive Discharge” or “Good Reason” set forth on Attachment A of the Term Sheet (which, for the avoidance of doubt, provides that the Executive will not have “Good Reason” to resign if he is offered certain positions by the Company or the principal entity resulting from a Change in Control and, after good faith negotiations with the Company or its successor, declines) is hereby deleted in its entirety.

9.	This First Amendment shall become effective as of the Amendment Effective Date. If the BCA is not fully executed for any reason, this First Amendment shall be null and void and of no force or effect.

10.	This First Amendment shall be and hereby is incorporated into and forms a part of the Term Sheet.

11.	Except as expressly provided herein, all terms and conditions of the Term Sheet shall remain in full force and effect.

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IN WITNESS WHEREOF, the Company and Executive have executed this First Amendment as of the date first above written.

COMPANY
T-Mobile US, Inc.

/s/ Elizabeth McAuliffe
Name:	Elizabeth McAuliffe
Title:	EVP, Human Resources

EXECUTIVE

/s/ Michael Sievert
Michael Sievert